Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS SECOND QUARTER 2012 OPERATING RESULTS AND RE-AFFIRMS 2012 GUIDANCE

WATSONVILLE, CA, July 26, 2012 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited financial results for the second quarter and first six months of 2012.

Second Quarter 2012 Highlights:

  Net revenues were $243.6 million, an increase of 3.2% over last year.
  Comparable store sales increased by 2.1% over last year.
  Second quarter income before taxes was $38.1 million compared to $40.0 million last year.
  The company is re-affirming its previously-issued earnings guidance for fiscal year 2012, which calls for pre-tax income in a range of $23 million to $26 million, an increase of 8% to 23% versus the prior year.
  Second quarter diluted earnings per share (“EPS”) were $0.95, as compared to diluted EPS of $1.02 adjusted to exclude the large tax benefit recorded during the second quarter of 2011. Reported diluted EPS for the second quarter of 2011 was $1.92.
  Second quarter liquidity improved substantially versus last year with cash more than tripling to $37.1 million.
  The company remained debt-free with $135.3 million in available credit on its revolving line.

Matt Hyde, West Marine’s CEO, commented: “We are pleased with this quarter’s results. Our merchandise expansion and store optimization strategies are helping to drive comparable store sales increases. We continue to learn from these successes as we build on the opportunities in West Marine’s business and work to identify areas where we can invest to drive future growth.”

2012 Second Quarter Results

Net revenues for the 13 weeks ended June 30, 2012 were $243.6 million, an increase of 3.2% compared to net revenues of $236.0 million for the 13 weeks ended July 2, 2011. Revenues in the Stores segment were $222.9 million, up $8.0 million, or 3.7%, compared to the same period last year. Comparable store sales grew by 2.1% over the same period last year. We experienced higher sales in our core categories, as well as electronics, during the second quarter. We also saw growth in our fishing and soft goods categories, reflecting the success of our new store assortments and merchandise expansion strategies. Sales growth was also driven by increases in sales to wholesale customers through our store locations, which we believe resulted from our ongoing efforts to better serve this group of customers. Our revenues from stores opened or expanded in 2011 and the first six months of 2012 contributed $17.8 million to revenues from our Stores segment. The impact of stores closed during these same periods effectively reduced revenues by $14.5 million. The majority of the store closures were a result of our ongoing real estate optimization strategy to evolve into having fewer, larger stores.

Our Port Supply segment revenues, representing sales to our wholesale customers through our distribution centers, for the second quarter of 2012 were $8.1 million, a decrease of $0.4 million, or 4.5%, compared to the same period last year. Our ongoing execution of real estate optimization, including adding hubs in our store locations that fulfill the needs of our Port Supply wholesale customers, continues to shift revenue from the Port Supply segment to the Stores segment. We believe these initiatives improve our service model to our wholesale customers.

Net revenues in our Direct-to-Customer segment for the quarter were $12.6 million, a decrease of $0.1 million, or 0.4%, compared to the same period last year. Our domestic sales demonstrated solid growth. This growth was offset, however, by lower sales to international customers.

Gross profit for the second quarter was $85.9 million, an increase of $1.0 million compared to 2011. As a percentage of net revenues, gross profit decreased by 0.8% to 35.2%, compared to gross profit of 36.0% last year. This decrease was driven primarily by a 0.6% reduction in raw product margins, due to a sales mix shift from higher-margin maintenance-related items toward lower-margin discretionary-type products such as electronics. The decrease in gross profit as a percentage of revenues also resulted from the de-leveraging of occupancy expense by 0.2% due to a $1.4 million impact of store closure reserve provisions. This reserve resulted from our closure of three standard-size stores and the opening of a flagship store in the same market, which was planned as part of our real estate optimization initiative. The reduction in gross profit margin was partially offset by a 0.1% improvement in inventory shrink results.

Selling, general & administrative (“SG&A”) expense for the quarter was $47.4 million, an increase of $2.8 million compared to the same period last year. As a percentage of net revenues, SG&A expense increased by 0.5% to 19.4%. Drivers of the higher SG&A expense included: $1.1 million in higher advertising to support additional circulation of marketing materials and to perform market tests; $0.8 million in expense for new stores and higher store project expense reflecting the opening of five stores during the second quarter this year compared to three stores during the same period last year; $0.6 million in additional compensation expense related to the recent Chief Executive Officer transition; and $0.2 million of unfavorable foreign currency translation adjustments.

Pre-tax income for the 13 weeks ended June 30, 2012 was $38.1 million, a $1.9 million, or 4.8%, decline from pre-tax income of $40.0 million last year.

Income taxes for the second quarter of 2012 were a provision of $15.4 million, and our effective income tax rate was 40.6% compared to a benefit of $4.8 million, and an effective income tax rate of (11.9)% for the same period last year. The year-over-year change in our effective tax rate for the second quarter primarily was due to our valuation allowance release of $15.7 million during the second quarter of 2011, which represented the majority of the valuation allowance against our deferred tax assets. As a result, we have returned to a more normalized effective tax rate this year.

Diluted EPS was $0.95, which compares to diluted EPS of $1.02 adjusted to exclude the large tax benefit recorded during the second quarter of 2011. Reported diluted EPS for the second quarter of 2011 was $1.92. For more details on adjusted EPS, see "Non-GAAP Financial Information" below.

2012 Year-To-Date Results

Income before taxes for the 26 weeks ended June 30, 2012 was $27.4 million, a $0.3 million, or 0.9%, decline from pre-tax income of $27.7 million for the comparable period in 2011.

Net revenues for the 26 weeks ended June 30, 2012 were $365.0 million, up 4.4% compared to net revenues of $349.8 million for the 26 weeks ended July 2, 2011. Revenues in the Stores segment were $331.0 million, an increase of $16.0 million, or 5.1%, compared to the same period last year. Comparable store sales grew by 2.8% versus the same period last year.

Gross profit for the first 26 weeks of 2012 was $115.4 million, an increase of $5.8 million compared to 2011. As a percentage of net revenues, gross profit increased by 0.3% to 31.6%, compared to 31.3% last year. This increase was driven primarily by the leveraging of occupancy expense by 0.2% on the higher sales and a 0.1% improvement in shrink results.

SG&A expense for the first 26 weeks of 2012 was $87.3 million, an increase of $5.9 million compared to the same period last year. As a percentage of net revenues, SG&A expense increased by 0.7% to 24.0%. Drivers of the higher SG&A expense included: $2.0 million in higher store project expense reflecting the opening of eight stores during the first six months of this year compared to five stores last year; $0.9 million in higher advertising to support additional circulation of marketing materials and to perform market tests; $0.8 million in higher store payroll to support the higher sales and for training related to our new point-of-sale system; $0.7 million in higher accrued bonus expense, reflecting improved performance versus our full-year targets; $0.7 million in infrastructure expense which includes higher information technology spending; and $0.6 million in additional compensation expense related to the recent Chief Executive Officer transition.

Diluted EPS for the first six months was $0.69, which compared to diluted EPS of $0.71 adjusted to exclude the large tax benefit recorded during the first six months of 2011. Reported diluted EPS for the first six months of 2011 was $1.39. For more details on adjusted EPS, see "Non-GAAP Financial Information" below.

Total inventory at June 30, 2012 was $248.9 million, a $6.9 million, or 2.8%, increase versus the balance at July 2, 2011, and a 3.0% increase on an inventory per square foot basis. Inventory turns for 2012 were up 5.8% versus the first six months of last year.

We are confirming our previously-communicated full-year guidance for 2012. We anticipate total sales to be in the range of $660 million to $676 million with comparable store sales growth of 0.5% to 2.5%. Pre-tax income is projected to range from approximately $23.0 million to $26.0 million.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, July 26, 2012, at 10:00 AM Pacific Time to discuss second quarter 2012 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." The earnings release will also be posted on the Internet at westmarine.com under "Press Releases" on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 99391568. The call leader is Matt Hyde, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available July 26, 2012 at 1:00 PM Pacific Time through August 2, 2012 at 8:59 PM Pacific Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 99391568.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 307 company-operated stores located in 38 states, Puerto Rico, Canada and five franchised stores located in Turkey. Our Direct-to-Customer division, which comprises our call center, direct mail and e-commerce channels, offers Customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our Store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our expectations and projections with respect to our ability to execute on our strategic growth strategies, including our merchandise expansion and store optimization strategies to drive our comparable store sales, expectations related to our earnings and growth in profitability, and our expectations for full-year 2012 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our second quarter of 2012 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release references certain financial information not calculated in accordance with generally accepted accounting principles ("GAAP"). We believe the 2011 income tax benefit from the release of substantially all of our valuation allowance is an aberration and, therefore, to provide a more useful comparison with past and future earnings, the non-GAAP measures remove income tax expense (benefit) as reported and apply our 2012 effective tax rate of 40.6% and 40.3% to fiscal second quarter 2011 and the first 26 weeks of 2011 pre-tax income, respectively. Management believes these non-GAAP measures provide a more meaningful view of our year-over-year earnings and EPS performance trends.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	June 30, 2012	July 2, 2011
ASSETS
Current assets:
Cash	$37,086	$11,958
Trade receivables, net	9,156	8,428
Merchandise inventories	248,926	242,049
Deferred income taxes	4,567	7,204
Other current assets	21,225	21,091
Total current assets	320,960	290,730

Property and equipment, net	62,759	59,093
Long-term deferred taxes	7,481	10,314
Other assets	2,988	3,386
TOTAL ASSETS	$394,188	$363,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,168	$43,351
Accrued expenses and other	51,728	50,288
Total current liabilities	104,896	93,639

Deferred rent and other	14,170	13,905
Total liabilities	119,066	107,544

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 23,371,203 shares issued and 23,340,313 shares outstanding at June 30, 2012, and 22,780,249 shares issued and 22,749,359 shares outstanding
at July 2, 2011.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	189,224	183,853
Accumulated other comprehensive loss	(752)	(892)
Retained earnings	87,012	73,380
Total stockholders' equity	275,122	255,979
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$394,188	$363,523

West Marine, Inc.
Condensed Consolidated Statements of Income
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	June 30, 2012		July 2, 2011
Net revenues	$243,572	100.0%	$235,963	100.0%
Cost of goods sold	157,719	64.8%	151,117	64.0%
Gross profit	85,853	35.2%	84,846	36.0%
Selling, general and administrative expense	47,415	19.4%	44,592	18.9%
Restructuring costs (recoveries)	150	0.1%	(20)	0.0%
Impairment of long lived assets	-	0.0%	28	0.0%
Income from operations	38,288	15.7%	40,246	17.1%
Interest expense	224	0.1%	273	0.2%
Income before income taxes	38,064	15.6%	39,973	16.9%
Provision (benefit) for income taxes	15,448	6.3%	(4,770)	-2.1%
Net income	$22,616	9.3%	$44,743	19.0%

Net income per common and common equivalent share:

Basic	$0.97		$1.97
Diluted	$0.95		$1.92

Weighted average common and common equivalent
shares outstanding:
Basic	23,249		22,711
Diluted	23,720		23,258

	26 Weeks Ended
	June 30, 2012		July 2, 2011
Net revenues	$365,040	100.0%	$349,780	100.0%
Cost of goods sold	249,687	68.4%	240,253	68.7%
Gross profit	115,353	31.6%	109,527	31.3%
Selling, general and administrative expense	87,318	24.0%	81,463	23.3%
Restructuring costs (recoveries)	155	0.0%	(97)	0.0%
Impairment of long lived assets	-	0.0%	28	0.0%
Income from operations	27,880	7.6%	28,133	8.0%
Interest expense	444	0.1%	440	0.1%
Income before income taxes	27,436	7.5%	27,693	7.9%
Provision (benefit) for income taxes	11,067	3.0%	(4,705)	-1.4%
Net income	$16,369	4.5%	$32,398	9.3%

Net income per common and common equivalent share:

Basic	$0.71		$1.43
Diluted	$0.69		$1.39

Weighted average common and common equivalent
shares outstanding:
Basic	23,131		22,675
Diluted	23,652		23,250

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	26 Weeks Ended
	June 30, 2012	July 2, 2011

OPERATING ACTIVITIES:
Net income	$16,369	$32,398
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,673	7,026
Impairment of long-lived assets	-	28
Share-based compensation	1,586	1,171
Tax benefit (deficiency) for equity issuance	(464)	103
Excess tax benefit from share-based compensation	(326)	(103)
Deferred income taxes	2,899	(16,107)
Provision for doubtful accounts	122	78
Lower of cost or market inventory adjustments	999	1,749
Loss (gain) on asset disposals	99	(23)
Changes in assets and liabilities:
Trade receivables	(3,507)	(2,901)
Merchandise inventories	(56,550)	(42,210)
Other current assets	(7,432)	(4,352)
Other assets	(66)	(224)
Accounts payable	26,788	15,069
Accrued expenses and other	11,129	7,353
Deferred items and other non-current liabilities	219	704
Net cash used in operating activities	(462)	(241)

INVESTING ACTIVITIES:
Purchases of property and equipment	(8,806)	(10,633)
Proceeds from sale of property and equipment	48	34
Net cash used in investing activities	(8,758)	(10,599)

FINANCING ACTIVITIES:
Borrowings on line of credit	3,925	27,639
Repayments on line of credit	(3,925)	(27,639)
Proceeds from exercise of stock options	1,673	362
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	340	326
Excess tax benefit from share-based compensation	326	103
Net cash provided by (used in) financing activities	2,339	791

Effect of exchange rate changes on cash	1	(12)

NET DECREASE IN CASH	(6,880)	(10,061)

CASH AT BEGINNING OF PERIOD	43,966	22,019
CASH AT END OF PERIOD	$37,086	$11,958
Other cash flow information:
Cash paid for interest	$345	$339
Cash paid (refunded) for income taxes	372	(580)
Non-cash investing activities:
Property and equipment additions in accounts payable	463	344

West Marine, Inc.
Reconciliation of Non-GAAP Finanical Measures
(Unaudited and in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	June 30, 2012	July 2, 2011

GAAP Net income	$22,616	$44,743
Add Back: income tax (benefit) expense as reported	15,448	(4,770)
GAAP income before taxes	38,064	39,973
Less: income tax expense at 40.6%	15,448	16,223
Non-GAAP adjusted net income	$22,616	$23,750

	13 Weeks Ended	13 Weeks Ended
	June 30, 2012	July 2, 2011

GAAP Net income per diluted share	$0.95	$1.92
Add Back: income tax (benefit) expense as reported	0.65	(0.21)
GAAP income before taxes per diluted share	1.60	1.72
Less: income tax expense at 40.6%	0.65	0.70
Non-GAAP adjusted net income per diluted share	$0.95	$1.02

	26 Weeks Ended	26 Weeks Ended
	June 30, 2012	July 2, 2011

GAAP Net income	$16,369	$32,398
Add Back: income tax (benefit) expense as reported	11,067	(4,705)
GAAP income before taxes	27,436	27,693
Less: income tax expense at 40.3%	11,067	11,171
Non-GAAP adjusted net income	$16,369	$16,522

	26 Weeks Ended	26 Weeks Ended
	June 30, 2012	July 2, 2011

GAAP Net income per diluted share	$0.69	$1.39
Add Back: income tax (benefit) expense as reported	0.47	(0.20)
GAAP income before taxes per diluted share	1.16	1.19
Less: income tax expense at 40.3%	0.47	0.48
Non-GAAP adjusted net income per diluted share	$0.69	$0.71